UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2004

FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore (State or other jurisdiction of incorporation)	0-23354 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore (Address of principal executive offices)	018989 (Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry Into a Material Definitive Agreement.

In connection with the resignation of Robert R.B. Dykes from his position as Chief Financial Officer and President, Systems Group of Flextronics International Ltd. (“Flextronics”), and in view of the absence of any provision of pension or similar post-retirement benefits for Mr. Dykes, Flextronics has agreed to amend certain of Mr. Dykes’ stock option agreements to provide for: (i) full acceleration of vesting of approximately 1.2 million of Mr. Dykes’ outstanding but unvested stock options, which have a weighted average exercise price of $13.65 per share; and (ii) extension of the expiration date of approximately 1.5 million of Mr. Dykes’ stock options to five years after his employment termination date. Such options would otherwise have expired ninety days after the termination of employment. In addition, Flextronics will make a lump-sum cash payment of approximately $2.0 million to Mr. Dykes.

These actions will result in Flextronics recognizing a one-time non-cash compensation charge of approximately $5.6 million and a one-time cash compensation charge of approximately $2.0 million.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flextronics International Ltd.
Date: December 23, 2004	By:	/s/ Michael E. Marks
Michael E. Marks
Chief Executive Officer